Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SI-BONE, INC.

SI-BONE, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”) pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First: The name of the Corporation is SI-BONE, Inc. The Corporation was originally incorporated under the name SI-BONE Inc.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 18, 2008.

Third: A new Article VIII of the Amended and Restated Certificate of Incorporation is added as follows:
“VIII.

No officer of the corporation shall have any personal liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of an officer of the corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”
Fourth: Pursuant to a resolution of the Board of Directors, the addition of Article VIII of the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval, and was duly adopted at an Annual Meeting of Stockholders held on June 25, 2024, in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

In Witness Whereof, SI-BONE, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer as of June 25, 2024.

                                By:     /s/ Laura A. Francis
                                    Laura A. Francis
                                    Chief Executive Officer